Exhibit 10.13

PROMISSORY NOTE

$195,000.00	April 20, 2004

For value received, HEALTHESSENTIALS SOLUTIONS, INC., a Delaware corporation (“Maker”), whose address is 9510 Ormsby Station Road, Suite 101, Louisville, KY 40223, promises to pay to the order of Carebridge, Inc. (“Holder”), whose address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346, or at such other place as the Holder of this Note may from time to time designate, the principal sum of One Hundred Sixty-Five Thousand Dollars and 00/100 Cents ($165,000.00), together with interest on the unpaid principal amount hereof from the date hereof, until paid in full, at a rate per annum equal to five percent (5.0%) (computed on the basis of a 360-day year and applied to the actual number of days elapsed in each interest calculation period and subject to an adjusted rate of interest during the continuance of an Event of Default as defined in and pursuant to the terms below). All payments hereunder shall be made in lawful money of the United States of America.

On June 19, 2004, Maker shall pay Thirty Thousand Dollars ($30,000.00) in cash to Holder. Beginning on July 19, 2004, Maker shall make twenty-four consecutive monthly payments of principal and interest in an amount equal to $7,238.78. The unpaid amount of this Note may be prepaid at any time in whole or in part without premium or penalty. Each prepayment shall be applied first to the payment of all interest and other amounts accrued hereunder on the date of any such prepayment, and the balance of any such prepayment shall be applied to the principal payable hereunder. Notwithstanding anything to the contrary herein, the balance of the principal and interest under this Note must be paid immediately by Maker upon the completion by Maker of a public offering or upon the acquisition of Maker by, or merger with, another person or entity.

This Note is made and delivered pursuant to Section 2.6 of that certain Asset Purchase Agreement dated April 2, 2004 (the “Purchase Agreement”) between the Maker and Holder. This Note evidences a portion of the purchase price for assets under the Purchase Agreement. All disputes with respect to any terms of this Note shall be resolved by the United States Bankruptcy Court for the Northern District of Georgia in accordance with the terms of the Purchase Agreement. All amounts due under this Note shall be paid as and when due, and Maker waives irrevocably any right of offset, recoupment, or counterclaim against the Holder.

Maker promises to pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with the collection hereof, and to perform each and every covenant or agreement to be performed by Maker under this Note.

If any payment date required hereunder is a Saturday, Sunday or holiday for banks in Atlanta, Georgia, such payment due herein shall be made on the next day on which banks are open for business in Atlanta, Georgia.

If Maker fails to pay any installment of principal or interest due hereunder, and such failure continues for five (5) business days after the Maker’s receipt of written notice from Holder demanding payment, or if Maker shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any answer admitting or not contesting the material allegations of a petition filed against Maker in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Maker or of all or any substantial part of the properties of Maker; or if within sixty (60) days after entry of a final judgment against Maker, such judgment has not have been discharged or execution thereof stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such judgment has not been discharged (each of these being an “Event of Default”), Holder may, at its sole option, declare the entire amount of principal and accrued interest due hereunder immediately due and payable. Notwithstanding the rate of interest specified in the first paragraph above, upon and during the continuance of any Event of Default, Maker shall pay to Holder interest at the rate of ten percent (10%) per annum (computed on the basis of a 360-day year and applied to the actual number of days elapsed in each interest calculation period) on the principal portion of any payment on this Note that is not paid when due and on any costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Holder during or as a result of such Event of Default.

The Maker hereby waives diligence, presentment, protest, demand, notice of dishonor and all other notices, and all defenses and pleas on the grounds of any extension or extensions of the time of payments or the due dates of this Note, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Note, and no delay in enforcement of this Note or in exercising any right or power hereunder, will affect the liability of the Maker hereunder. The pleading of any statute of limitations as a defense to any demand against Maker is expressly waived.

No single or partial exercise by Holder of any right hereunder precludes any other or further exercise thereof or the exercise of any other rights. No delay or omission on the part of Holder in exercising any right hereunder operates as a waiver of such right or of any other right under this Note.

Whenever used herein, the words “Maker” and “Holder” include their respective successors and assigns.

This Note is governed by and construed in accordance with the internal laws of the State of Georgia and any applicable provisions of the Bankruptcy Code, without regard to the principles of conflicts of law that would provide for application of another law.

Any notice to Maker shall be given by mailing such notice by certified mail, postage prepaid, return receipt requested, to Maker at the address stated in the first paragraph of this Note, or to such other address as Maker may designate by written notice to Holder. Any notice to Holder shall be given by mailing such notice by certified mail, postage prepaid, return receipt requested, to Holder at the address stated in the first paragraph of this Note, or at such other address as Holder may designate by written notice to Maker.

HEALTHESSENTIALS SOLUTIONS, INC.

By:	/s/ John E. Clontz
Name:	John E. Clontz

Title:	VP/General Counsel

[Corporate Seal]